Exhibit 99.1

For Immediate Release

January 24, 2024

John Marshall Bancorp, Inc. Reports Higher Net Interest Margin

Strong Loan Growth and Pristine Asset Quality

Reston, VA – John Marshall Bancorp, Inc. (Nasdaq: JMSB) (the “Company”), parent company of John Marshall Bank (the “Bank”), reported its financial results for the three and twelve months ended December 31, 2023.

Selected Highlights

●	Higher Net Interest Margin – Net interest margin was 2.12% for the three months ended December 31, 2023 compared to 2.08% for the three months ended September 30, 2023. During the third quarter, we repositioned the balance sheet by shedding $183.1 million of lower-yielding assets. During the fourth quarter, we continued to originate and reprice loans at generally higher yields and slow the rate of increase in our funding costs. As of December 31, 2023, the Company believes it is well-positioned for the lower interest rate environment implied by interest rate futures.
●	Strong Loan Growth – Loans, net of unearned income, grew $39.8 million or 8.7% annualized from September 30, 2023 to December 31, 2023. Loans, net of unearned income, grew $90.2 million or 10.1% annualized from June 30, 2023 to December 31, 2023. The Company remains selective on credit and continues to pursue opportunities where we can obtain an appropriate risk-adjusted return. We continue to see new lending opportunities that meet our underwriting standards as some of our competitors have scaled back lending efforts.
●	Pristine Asset Quality – For the seventeenth consecutive quarter, the Company had no nonperforming loans, no other real estate owned and no loans 30 days or more past due. There were no charge-offs during the quarter. The Company continues to adhere to strict underwriting standards and proactively manages the portfolio.
●	Stable Profitability – Reported net income was $4.5 million for the three months ended December 31, 2023 and the three months ended June 30, 2023. Excluding the non-recurring loss on securities, net of tax and non-recurring taxes and penalties on the early surrender of Bank Owned Life Insurance policies (the “Restructuring”), previously disclosed in our July 21, 2023 earnings release, the Company’s core net income (Non-GAAP) for each of the last three quarters was approximately $4.5 million during a challenging economic environment. The reported loss of $10.1 million for the three months ended September 30, 2023 resulted primarily from the Restructuring. The Company’s balance sheet is well-positioned for falling rates.
●	Competitive Shareholder Returns – From December 31, 2022 to December 31, 2023, the Company increased book value per share from $15.09 to $16.25. In addition to the $0.22 cash dividend paid in July 2023, total return to shareholders for 2023 was $1.38 or an increase of 9.2%.
●	Well Capitalized – Each of the Bank’s regulatory capital ratios is well in excess of the regulatory threshold to be considered well capitalized. The Bank’s equity to assets and total risk-based capital ratios were 11.1% and 15.7%, respectively, as of December 31, 2023.
●	Achieved SBA Preferred Lender Status – On December 4, 2023, the Company announced that it had been designated a preferred lender by the U.S. Small Business Administration (“SBA”). As an SBA preferred lender, the Company now has the authority and proven expertise to make loan decisions without direct approval from the SBA. This streamlined loan approval process will facilitate commercial loan and deposit growth. In addition, we expect to increase fee income through the sale of certain SBA loans.

Chris Bergstrom, President and Chief Executive Officer, commented, “2023 underscored the importance of consistency of purpose and a conservative balance sheet.  If the current rate environment prevails through April 2024, this will be the longest inverted yield curve in the country’s history. This has exerted significant pressures on community banks. John Marshall started and finished the year with a strong balance sheet as demonstrated by our robust capital position, spotless asset quality and ample liquidity.  We continued cultivating clients and prospects, while some of our competitors chose to scale back or cease lending.  Our underwriting remained steadfast and we booked loans where we could earn an appropriate return.  We believe providing an unmatched customer experience, regardless of the economic cycle, differentiates us from our peers.  While we were unable to produce a fifth consecutive year of record earnings, we de-risked the balance sheet with our July restructuring and increased our net interest margin and core earnings.  We look forward to 2024 and having the balance sheet to capitalize on new opportunities and driving long-term shareholder value.”

Balance Sheet, Liquidity and Credit Quality

Total assets were $2.24 billion at December 31, 2023, $2.30 billion at September 30, 2023 and $2.35 billion at December 31, 2022.

Total loans, net of unearned income, increased $70.5 million or 3.9% to $1.86 billion at December 31, 2023, compared to $1.79 billion at December 31, 2022 and increased $39.8 million during the quarter ended December 31, 2023 or 8.7% annualized from $1.82 billion at September 30, 2023. Detail on the loan growth can be seen in the attached tables.

The carrying value of the Company’s fixed income securities portfolio was $265.5 million at December 31, 2023, $265.4 million at September 30, 2023 and $457.0 million at December 31, 2022. The reduction in the portfolio resulted primarily from the Restructuring. As of December 31, 2023, 96.1% of our bond portfolio was covered by the implied guarantee of the United States government or one of its agencies.  At December 31, 2023, nearly 61.0% of the fixed income portfolio was invested in amortizing bonds, which provides the Company with a source of steady cash flow. At December 31, 2023, the fixed income portfolio had an estimated weighted average life of 4.3 years. The available-for-sale portfolio comprised approximately 64.0% of the fixed income securities portfolio and had a weighted average life of 3.0 years at December 31, 2023. The held-to-maturity portfolio comprised approximately 36.0% of the fixed income securities portfolio and had a weighted average life of 6.7 years at December 31, 2023. The Company did not purchase any fixed income securities during the three or twelve month periods ended December 31, 2023.

The Company’s balance sheet remains highly liquid. The Company’s liquidity position, defined as the sum of cash, unencumbered securities and available secured borrowing capacity, totaled $638.9 million as of December 31, 2023 compared to $763.5 million as of December 31, 2022 and represented 28.5% and 32.5% of total assets, respectively. In addition to available secured borrowing capacity, the Bank had available federal funds lines of $100.0 million at December 31, 2023.

Total deposits were $1.91 billion at December 31, 2023, $1.98 billion at September 30, 2023 and $2.06 billion at December 31, 2022. Total deposits decreased $75.0 million or 3.8% when compared to September 30, 2023.  Detail on the deposit activity can be seen in the attached tables. As of December 31, 2023, the Company had $634.1 million of deposits that were not insured or not collateralized by securities compared to $614.0 million at September 30, 2023. Deposits that were not insured or not collateralized by securities represented only 33.3% of total deposits at December 31, 2023 compared to 31.0% at September 30, 2023.

The Company obtained a $54.0 million advance from the Bank Term Funding Program (“BTFP”) on May 15, 2023 to secure lower funding costs relative to wholesale deposits. The BTFP advance has a term of one year, bears interest at a fixed rate of 4.80% and can be prepaid without penalty prior to maturity. Total borrowings as of December 31, 2023 consisted of subordinated debt totaling $24.7 million, the BTFP advance totaling $54.0 million, and federal funds purchased totaling $10 million. The Company did not have any Federal Home Loan Bank of Atlanta (“FHLB”) advances outstanding as of December 31, 2023.

Shareholders’ equity increased $17.1 million or 8.0% to $229.9 million at December 31, 2023 compared to $212.8 million at December 31, 2022. Book value per share was $16.25 as of December 31, 2023 compared to $15.09 as of December 31, 2022, an increase of 7.7%. The year-over-year change in book value per share was primarily due to the Company’s earnings over the previous twelve months and decrease in accumulated other comprehensive loss, partially offset by increased share count from shareholder option exercises and restricted share award issuances and dividends paid. The decrease in accumulated other comprehensive loss was primarily attributable to the sale of certain available-for-sale investment securities in the July 2023 Restructuring and decreases in unrealized losses on our available-for-sale investment portfolio due to market value changes. Book value per share increased from $15.61 as of September 30, 2023 or 16.3% annualized.

The Bank’s capital ratios at December 31, 2023 improved when compared to December 31, 2022 and remained well above regulatory thresholds for well-capitalized banks. As of December 31, 2023, the Bank’s total risk-based capital ratio was 15.7%, compared to 15.6% at December 31, 2022 (GAAP). As outlined below, the Bank would continue to remain well above regulatory thresholds for well-capitalized banks at December 31, 2023 in the hypothetical scenario where the entire bond portfolio was sold at fair market value and the losses realized (Non-GAAP). Refer to “Explanation of Non-GAAP Measures” and the “Reconciliation of Certain Non-GAAP Financial Measures” table for further details about financial measures used in this release that were determined by methods other than in accordance with GAAP.

Bank Regulatory Capital Ratios (As Reported)
	Well-Capitalized Threshold	December 31, 2023	December 31, 2022
Total risk-based capital ratio	10.0%	15.7%	15.6%
Tier 1 risk-based capital ratio	8.0%	14.7%	14.4%
Common equity tier 1 ratio	6.5%	14.7%	14.4%
Leverage ratio	5.0%	11.6%	11.3%

Adjusted Bank Regulatory Capital Ratios (Hypothetical Scenario of Selling All Bonds at Fair Market Value - Non-GAAP)
	Well-Capitalized Threshold	December 31, 2023	December 31, 2022
Adjusted total risk-based capital ratio	10.0%	14.7%	13.8%
Adjusted tier 1 risk-based capital ratio	8.0%	13.5%	12.6%
Adjusted common equity tier 1 ratio	6.5%	13.5%	12.6%
Adjusted leverage ratio	5.0%	11.9%	11.8%

The Company recorded no charge-offs during the fourth quarter of 2023, the third quarter of 2023 or the fourth quarter of 2022. As of December 31, 2023, the Company had no non-accrual loans, no loans greater than 30 days past due and no other real estate owned assets.

At December 31, 2023, the allowance for loan credit losses was $19.5 million or 1.05% of outstanding loans, net of unearned income, compared to $20.0 million or 1.10% of outstanding loans, net of unearned income, at September 30, 2023. The decrease in the allowance as a percentage of outstanding loans, net of unearned income, was primarily a result of  improved economic forecasts used in the quantitative portion of the model and an assessment of management’s considerations of existing economic versus historical conditions combined with the continued strong credit performance of our loan portfolio segments.

At December 31, 2023, the allowance for credit losses on unfunded loan commitments was $0.6 million compared to $0.9 million at September 30, 2023. The decrease in the allowance for credit losses on unfunded loan commitments was primarily the result of the updated loss factors utilized on the funded loan portfolio and decreases in unfunded commitments during the quarter.

The Company did not have an allowance for credit losses on held-to-maturity securities as of December 31, 2023 or September 30, 2023.

The Company’s owner occupied and non-owner occupied CRE portfolios continue to be of sound credit quality. The following table provides a detailed breakout of the two aforementioned portfolios as of December 31, 2023, demonstrating their strong debt-service-coverage and loan-to-value ratios.

Commercial Real Estate
	Owner Occupied					Non-owner Occupied
Asset Class	Weighted Average Loan-to-Value(1)	Weighted Average Debt Service Coverage Ratio(2)		Number of Total Loans	Principal Balance(3) (Dollars in thousands)	Weighted Average Loan-to-Value(1)	Weighted Average Debt Service Coverage Ratio(2)		Number of Total Loans	Principal Balance(3) (Dollars in thousands)
Warehouse & Industrial	58.2%	3.5	x	52	$78,485	50.8%	2.6	x	40	$99,618
Office	60.5%	3.9	x	126	79,985	48.2%	1.9	x	63	122,899
Retail	61.3%	2.3	x	40	59,592	52.3%	1.9	x	143	407,123
Church	31.3%	2.7	x	19	36,452	- -	- -		- -	- -
Hotel/Motel	- -	- -		- -	- -	59.9%	2.2	x	7	38,974
Other(4)	52.6%	3.3	x	50	105,588	55.0%	1.9	x	15	20,942
Total				287	$360,102				268	$689,556

(1)	Loan-to-value is determined at origination date and is divided by principal balance as of December 31, 2023.

(2)	The debt service coverage ratio (“DSCR”) is calculated from the primary source of repayment for the loan. Owner occupied DSCR’s are derived from cash flows from the owner occupant’s business, property and their guarantors, while non-owner occupied DSCR’s are derived from the net operating income of the property.
(3)	Principal balance excludes deferred fees or costs.
(4)	Other asset class is primarily comprised of schools, daycares and country clubs.

Income Statement Review

Quarterly Results

The Company reported net income of $4.5 million for the fourth quarter of 2023, a decrease of $3.7 million when compared to $8.2 million for the fourth quarter of 2022.

Net interest income for the fourth quarter of 2023 decreased $5.5 million or 31.3% compared to the fourth quarter of 2022, driven primarily by the increase in costs of interest-bearing liabilities outpacing the increase in yield on interest-earning assets. The yield on interest earning assets was 4.68% for the fourth quarter of 2023 compared to 4.10% for the same period in 2022. The increase in yield on interest earning assets was primarily due to higher yields on the Company’s loan portfolio and deposits in banks as a result of increases in interest rates subsequent to the fourth quarter of 2022. The cost of interest-bearing liabilities was 3.64% for the fourth quarter of 2023 compared to 1.53% for the same quarter in the prior year. The increase in the cost of interest-bearing liabilities was primarily due to a 2.11% increase in the cost of interest-bearing deposits as a result of the repricing of the Company’s time deposits coupled with an increase in rates offered on money market, NOW and savings deposit accounts since the fourth quarter of 2022. The increase in the overall cost of interest-bearing liabilities in the fourth quarter of 2023 relative to the same period of the prior year is largely due to rate hikes totaling 5.25% by the Federal Reserve Bank since the beginning of 2022, which has increased cost of funds and compressed net interest margins across the banking industry. The annualized net interest margin for the fourth quarter of 2023 was 2.12% as compared to 3.05% for the same quarter of the prior year. The decrease in net interest margin was primarily due to the increase in cost of interest-bearing deposits, which was partially offset by an increase in yields on the Company’s interest-earning assets. With a portion of the proceeds from the Restructuring being redeployed to higher yielding assets, the Company’s net interest margin increased from the 2.08% reported in the third quarter 2023.

The Company recorded a $781 thousand release of provision for credit losses for the fourth quarter of 2023 compared to a provision of $175 thousand for the fourth quarter of 2022. The release of provision for credit losses during the fourth quarter of 2023 was primarily a result of improved economic forecasts used in the quantitative portion of the model and an assessment of management’s considerations of existing economic versus historical conditions combined with the continued strong credit performance of our loan portfolio segments.

Non-interest income decreased $94 thousand during the fourth quarter of 2023 compared to the fourth quarter of 2022.  The decrease in non-interest income was primarily due to a decrease in bank owned life insurance (“BOLI”) income of $99 thousand due to the surrender of all BOLI policies as part of the Restructuring, decrease in swap fee income of $127 thousand and decreases in wire and other customer transaction based fees. These decreases were partially offset by increases in gains recorded on the sale of the guaranteed portion of SBA 7(a) loans totaling $81 thousand and a favorable variance of $61 thousand related to mark-to-market adjustments on investments related to the Company’s nonqualified deferred compensation plan when compared to the fourth quarter of 2022.

Non-interest expense increased $105 thousand or 1.4% during the fourth quarter of 2023 compared to the fourth quarter of 2022 primarily due to increases in salaries and employee benefits, increases in FDIC insurance expense and increases in franchise tax expense. The increase in salaries and employee benefits was due to higher incentive compensation expense incurred by the Company. Incentive compensation accruals can fluctuate materially from quarter to quarter, based upon the Company’s financial performance and conditions measured against, among other evaluation criteria, our strategic plan and budget. At the end of each year, the ultimate determination of the incentive compensation is approved by the Board of Directors. For the twelve months ended December 31, 2023, the percentage decrease in incentive compensation was commensurate with the percentage decrease in core income before taxes (Non-GAAP, see below for further detail). The increase in FDIC insurance expense resulted from the FDIC increasing the base assessment rate for all insured depository institutions. The increase in franchise tax expense was due to an increase in the Bank’s equity as that is the basis the Commonwealth of Virginia uses to assess taxes on banking institutions. The decrease in furniture and equipment expense was due to lower software and equipment service expense due to contract renegotiation efforts. The decrease in occupancy expense of premises was due to a decrease in office rent as a result of the renegotiation of certain leases. The Company continues to analyze cost savings opportunities on existing leases and material contracts.

For the three months ended December 31, 2023, annualized non-interest expense to average assets was 1.31% compared to 1.27% for the three months ended December 31, 2022. The increase was primarily due to lower average assets when comparing the two periods.

For the three months ended December 31, 2023, the annualized efficiency ratio was 59.7% compared to 40.9% for the three months ended December 31, 2022. The increase was primarily due to a decrease in net interest income.

Year-to-Date Results

The Company reported net income of $5.2 million for the twelve months ended December 31, 2023, a decrease of $26.6 million when compared to the same period in 2022. This decrease was primarily attributable to the Restructuring, as previously discussed, that resulted in an after-tax loss of $14.6 million. Core net income (Non-GAAP) defined as reported net income excluding the non-recurring after-tax loss on securities sale and taxes paid in conjunction with the surrender of the Bank’s BOLI policies resulting from the Restructuring, was $19.8 million, a decrease of $12.0 million when compared to the twelve months ended December 31, 2022. Reported (GAAP) and core (Non-GAAP) earnings per share, annualized return on average assets (“ROAA”) and annualized return on average equity (“ROAE”) were as follows:

	For the Twelve Months Ended
(Dollars in thousands, except per share amounts)	December 31, 2023	December 31, 2022
Net income (GAAP)	$5,158	$31,803
Add: Loss on securities sale, net of tax	13,520	-
Add: Non-recurring tax and 10% modified endowment contract penalty on early surrender of BOLI policies	1,101	-
Core net income (Non-GAAP)	$19,779	$31,803
Earnings per share - diluted (GAAP)	$0.36	$2.25
Core earnings per share - diluted (Non-GAAP)	$1.39	$2.25
Return on average assets (GAAP)	0.22%	1.40%
Core return on average assets (Non-GAAP)	0.85%	1.40%
Return on average equity (GAAP)	2.32%	15.18%
Core return on average equity (Non-GAAP)	8.91%	15.18%

Refer to “Explanation of Non-GAAP Measures” and the “Reconciliation of Certain Non-GAAP Financial Measures” table for further details about financial measures used in this release that were determined by methods other than in accordance with GAAP.

Net interest income for the twelve months ended December 31, 2023 decreased $19.9 million or 28.3% compared to the same period of 2022, driven primarily by the increase in costs of interest-bearing liabilities outpacing the increase in yield on interest-earning assets. The yield on interest earning assets was 4.41% for the twelve months ended December 31, 2023 compared to 3.77% for the same period in 2022. The increase in yield on interest earning assets was primarily due to higher yields on the Company’s loan and investment portfolios and deposits in banks as a result of increases in interest rates subsequent to the third quarter of 2022. The cost of interest-bearing liabilities was 3.08% for the twelve months ended December 31, 2023 compared to 0.89% for the twelve months ended December 31, 2022. The increase in the cost of interest-bearing liabilities was primarily due to a 2.21% increase in the cost of interest-bearing deposits as a result of the repricing of the Company’s time deposits coupled with an increase in rates offered on money market, NOW and savings deposit accounts since the fourth quarter of 2022. The annualized net interest margin for the twelve months ended December 31, 2023 was 2.22% as compared to 3.16% for the same period in the prior year. The decrease in net interest margin was primarily due to the increase in cost of interest-bearing deposits, which was partially offset by an increase in yields on the Company’s interest-earning assets.

The Company recorded a $3.3 million release of provision for credit losses for the twelve months ended December 31, 2023 compared to $175 thousand provision for the twelve months ended December 31, 2022. The release of provision for credit losses during 2023 was primarily a result of changes in the Company’s loss driver analysis, resulting from a periodic review of our assumptions and improved economic forecasts used in the quantitative portion of the model and assessment of management’s considerations of existing economic versus historical conditions combined with the continued strong credit performance of our loan portfolio segments.

Non-interest income decreased $16.6 million during the twelve months ended December 31, 2023 compared to the same period in 2022. The decrease in non-interest income was primarily due to the Restructuring that resulted in a loss of $17.1 million. Core non-interest income (Non-GAAP) increased $483 thousand primarily due to favorable variances of $671 thousand as a result of mark-to-market adjustments on investments related to the Company’s nonqualified deferred compensation plan. The Company also had an increase in other service charges and fee income of $182 thousand primarily as a result of penalty fee income recognized on the early withdrawal of certificates of deposit, and gains recorded on the sale of the guaranteed portion of SBA 7(a) loans totaling $131 thousand. These increases were partially offset by a decrease in BOLI income of $320 thousand due to the surrender of all BOLI policies as part of the Restructuring.

Non-interest expense decreased $1.1 million or 3.3% during the twelve months ended December 31, 2023 compared to the same period in 2022 primarily due to decreases in salaries and employee benefits expense. The decrease in salaries and employee benefits was primarily due to a reduction in incentive related compensation accruals year-over-year. The decrease in other expense was the result of a favorable verdict received by the Company on a multi-year legal matter that was resolved during the year and lower legal and consulting expenses, partially offset by increases in FDIC insurance expense, franchise tax expense and marketing expense. The increase in FDIC insurance expense resulted from the FDIC increasing the base assessment rate for all insured depository institutions. The increase in franchise tax expense was due to an increase in the Bank’s equity as that is the basis the Commonwealth of Virginia uses to assess taxes on banking institutions. The increase in marketing expense was due to increased marketing and promotional activity. The decrease in occupancy expense of premises was due to a decrease in office rent as a result of the renegotiation of certain leases. The decrease in furniture and equipment expense was due to lower depreciation expense on fixed assets and lower software and equipment service expense due to contract renegotiation efforts.

For the twelve months ended December 31, 2023, annualized non-interest expense to average assets was 1.33% compared to 1.40% for the twelve months ended December 31, 2022. The decrease was primarily due to lower overhead costs as a result of continued cost consciousness.

For the twelve months ended December 31, 2023, the efficiency ratio was 86.7% primarily due to the non-recurring securities loss on sale recorded in connection with the Restructuring. Excluding the effects of the Restructuring, the core efficiency ratio (Non-GAAP) was 58.5% compared to 44.2% for the twelve months ended December 31, 2022. The increase was primarily due to a decrease in net interest income, which more than offset the increase in core non-interest income (Non-GAAP) and decrease in non-interest expense.

Explanation of Non-GAAP Financial Measures

This release contains financial information determined by methods other than in accordance with GAAP. Management believes that the supplemental non-GAAP information provides a better comparison of the impact of unrealized losses in the Company’s bond portfolio on the Bank’s regulatory capital ratios and period-to-period operating performance, respectively. Additionally, the Company believes this information is utilized by regulators and market analysts to evaluate a company’s financial condition and therefore, such information is useful to investors. Non-GAAP measures used in this release consist of the following:

●	The Adjusted Bank regulatory capital ratios in the hypothetical scenario where the entire bond portfolio was sold at fair market value and the losses realized.
●	Core non-interest income, core income before taxes, core income tax expense, core net income, core earnings per share (basic and diluted), core return on average assets, core return on average equity, core non-interest income as a percentage of average assets and core efficiency ratio, which excludes the impact of losses recognized in the Restructuring.

These disclosures should not be viewed as a substitute for financial results in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures which may be presented by other companies. Please refer to the Reconciliation of Certain Non-GAAP Financial Measures table for a reconciliation of these non-GAAP measures to the most directly comparable GAAP measure.

About John Marshall Bancorp, Inc.

John Marshall Bancorp, Inc. is the bank holding company for John Marshall Bank. The Bank is headquartered in Reston, Virginia with eight full-service branches located in Alexandria, Arlington, Loudoun, Prince William, Reston, and Tysons, Virginia, as well as Rockville, Maryland, and Washington, D.C. The Bank is dedicated to providing exceptional value, personalized service and convenience to local businesses and professionals in the Washington D.C. Metro area. The Bank offers a comprehensive line of sophisticated banking products and services that rival those of the largest banks along with experienced staff to help achieve customers’ financial goals. Dedicated Relationship Managers serve as direct points-of-contact, providing subject matter expertise in a variety of niche industries including

Charter and Private Schools, Government Contractors, Health Services, Nonprofits and Associations, Professional Services, Property Management Companies and Title Companies. Learn more at www.johnmarshallbank.com.

In addition to historical information, this press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on certain assumptions and describe future plans, strategies and expectations of the Company. These forward-looking statements are generally identified by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” “will,” “should,” “may,” “view,” “opportunity,” “potential,” or similar expressions or expressions of confidence. Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations of the Company and the Bank include, but are not limited to, the following: the concentration of our business in the Washington, D.C. metropolitan area and the effect of changes in the economic, political and environmental conditions on this market; adequacy of our allowance for credit losses; deterioration of our asset quality; future performance of our loan portfolio with respect to recently originated loans; the level of prepayments on loans and mortgage-backed securities; liquidity, interest rate and operational risks associated with our business; changes in our financial condition or results of operations that reduce capital; our ability to maintain existing deposit relationships or attract new deposit relationships; changes in consumer spending, borrowing and savings habits; inflation and changes in interest rates that may reduce our margins or reduce the fair value of financial instruments; changes in the monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Board of Governors of the Federal Reserve System; additional risks related to new lines of business, products, product enhancements or services; increased competition with other financial institutions and fintech companies; adverse changes in the securities markets; changes in the financial condition or future prospects of issuers of securities that we own; our ability to maintain an effective risk management framework; changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory structure and in regulatory fees and capital requirements; compliance with legislative or regulatory requirements; results of examination of us by our regulators, including the possibility that our regulators may require us to increase our allowance for credit losses or to write-down assets or take similar actions; potential claims, damages, and fines related to litigation or government actions; the effectiveness of our internal controls over financial reporting and our ability to remediate any future material weakness in our internal controls over financial reporting; geopolitical conditions, including acts or threats of terrorism and/or military conflicts, or actions taken by the U.S. or other governments in response to acts or threats of terrorism and/or military conflicts, negatively impacting business and economic conditions in the U.S. and abroad; the effects of weather-related or natural disasters, which may negatively affect our operations and/or our loan portfolio and increase our cost of conducting business; public health events (such as COVID-19), and of governmental and societal responses thereto; technological risks and developments, and cyber threats, attacks, or events; the additional requirements of being a public company; changes in accounting policies and practices; our ability to successfully capitalize on growth opportunities; our ability to retain key employees; deteriorating economic conditions, either nationally or in our market area, including higher unemployment and lower real estate values; implications of our status as a smaller reporting company and as an emerging growth company; and other factors discussed in the Company’s reports (such as our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed with the Securities and Exchange Commission.  These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. Annualized, pro forma, projected and estimated numbers are used for illustrative purpose only, are not forecasts and may not reflect actual results.

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John Marshall Bancorp, Inc.

Financial Highlights (Unaudited)
(Dollar amounts in thousands, except per share data)

	At or For the Three Months Ended				At or For the Twelve Months Ended
		December 31,				December 31,
	2023		2022		2023		2022
Selected Balance Sheet Data
Cash and cash equivalents		$99,005		$61,599		$99,005		$61,599
Total investment securities		273,302		463,531		273,302		463,531
Loans, net of unearned income		1,859,967		1,789,508		1,859,967		1,789,508
Allowance for loan credit losses		19,543		20,208		19,543		20,208
Total assets		2,242,549		2,348,235		2,242,549		2,348,235
Non-interest bearing demand deposits		411,374		476,697		411,374		476,697
Interest bearing deposits		1,495,226		1,591,043		1,495,226		1,591,043
Total deposits		1,906,600		2,067,740		1,906,600		2,067,740
Federal funds purchased		10,000		25,500		10,000		25,500
Federal Reserve Bank borrowings		54,000		- -		54,000		- -
Shareholders' equity		229,914		212,800		229,914		212,800

Summary Results of Operations
Interest income		$26,598		$23,557		$100,770		$84,066
Interest expense		14,571		6,052		50,286		13,645
Net interest income		12,027		17,505		50,484		70,421
Provision for (recovery of) credit losses		(781)		175		(3,252)		175
Net interest income after provision for (recovery of) credit losses		12,808		17,330		53,736		70,246
Non-interest income (loss)		624		718		(14,940)		1,691
Core non-interest income(1)		624		718		2,174		1,691
Non-interest expense		7,554		7,449		30,815		31,874
Income before income taxes		5,878		10,599		7,981		40,063
Core income before income taxes(1)		5,878		10,599		25,095		40,063
Net income		4,502		8,202		5,158		31,803
Core net income(1)		4,502		8,202		19,779		31,803

Per Share Data and Shares Outstanding
Earnings per share - basic		$0.32		$0.58		$0.36		$2.27
Core earnings per share - basic(1)		$0.32		$0.58		$1.40		$2.27
Earnings per share - diluted		$0.32		$0.58		$0.36		$2.25
Core earnings per share - diluted(1)		$0.32		$0.58		$1.39		$2.25
Book value per share		$16.25		$15.09		$16.25		$15.09
Weighted average common shares (basic)		14,082,762		14,019,429		14,115,492		13,931,841
Weighted average common shares (diluted)		14,145,607		14,131,352		14,185,760		14,084,427
Common shares outstanding at end of period		14,148,533		14,098,986		14,148,533		14,099,879

Performance Ratios
Return on average assets (annualized)		0.78%		1.40%		0.22%		1.40%
Core return on average assets (annualized)(1)		0.78%		1.40%		0.85%		1.40%
Return on average equity (annualized)		7.91%		15.65%		2.32%		15.18%
Core return on average equity (annualized)(1)		7.91%		15.65%		8.91%		15.18%
Net interest margin		2.12%		3.05%		2.22%		3.16%
Non-interest income (loss) as a percentage of average assets (annualized)		0.11%		0.12%		(0.64)%		0.07%
Core non-interest income as a percentage of average assets (annualized)(1)		0.11%		0.12%		0.09%		0.07%
Non-interest expense to average assets (annualized)		1.31%		1.27%		1.33%		1.40%
Efficiency ratio		59.7%		40.9%		86.7%		44.2%
Core efficiency ratio(1)		59.7%		40.9%		58.5%		44.2%

Asset Quality
Non-performing assets to total assets		- -%		- -%		- -%		- -%
Non-performing loans to total loans		- -%		- -%		- -%		- -%
Allowance for loan credit losses to non-performing loans		N/M		N/M		N/M		N/M
Allowance for loan credit losses to total loans		1.05%		1.13%		1.05%		1.13%
Net charge-offs (recoveries) to average loans (annualized)		0.00%		0.00%		0.00%		0.00%

Loans 30-89 days past due and accruing interest	$	- -	$	- -	$	- -	$	- -
Non-accrual loans		- -		- -		- -		- -
Other real estate owned		- -		- -		- -		- -
Non-performing assets (2)		- -		- -		- -		- -

Capital Ratios (Bank Level)
Equity / assets		11.1%		10.0%		11.1%		10.0%
Total risk-based capital ratio		15.7%		15.6%		15.7%		15.6%
Tier 1 risk-based capital ratio		14.7%		14.4%		14.7%		14.4%
Common equity tier 1 ratio		14.7%		11.3%		14.7%		11.3%
Leverage ratio		11.6%		14.4%		11.6%		14.4%

Other Information
Number of full time equivalent employees		134		139		134		139
# Full service branch offices		8		8		8		8
# Loan production or limited service branch offices		- -		1		- -		1

(1)	Non-GAAP financial measure. Refer to “Reconciliation of Certain Non-GAAP Financial Measures” for further details.
(2)	Non-performing assets consist of non-accrual loans, loans 90 days or more past due and still accruing interest and other real estate owned.

John Marshall Bancorp, Inc.

Consolidated Balance Sheets
(Dollar amounts in thousands, except per share data)

				% Change
	December 31,	September 30,	December 31,	Last Three	Year Over
	2023	2023	2022	Months	Year
Assets	(Unaudited)	(Unaudited)	*
Cash and due from banks	$7,424	$7,642	$6,583	(2.9)%	12.8%
Interest-bearing deposits in banks	91,581	185,014	55,016	(50.5)%	66.5%
Securities available-for-sale, at fair value	169,993	169,084	357,576	0.5%	(52.5)%
Securities held-to-maturity, fair value of $79,532, $75,733, and $81,161 at 12/31/2023, 9/30/2023, and 12/31/2022, respectively.	95,505	96,347	99,415	(0.9)%	(3.9)%
Restricted securities, at cost	5,012	5,007	4,425	0.1%	13.3%
Equity securities, at fair value	2,792	2,443	2,115	14.3%	32.0%
Loans, net of unearned income	1,859,967	1,820,132	1,789,508	2.2%	3.9%
Allowance for credit losses	(19,543)	(20,036)	(20,208)	(2.5)%	(3.3)%
Net loans	1,840,424	1,800,096	1,769,300	2.2%	4.0%
Bank premises and equipment, net	1,281	1,264	1,219	1.3%	5.1%
Accrued interest receivable	6,110	5,701	5,531	7.2%	10.5%
Bank owned life insurance	- -	- -	21,170	N/M	(100.0)%
Right of use assets	4,176	4,136	4,611	1.0%	(9.4)%
Other assets	18,251	21,468	21,274	(15.0)%	(14.2)%
Total assets	$2,242,549	$2,298,202	$2,348,235	(2.4)%	(4.5)%

Liabilities and Shareholders' Equity

Liabilities
Deposits:
Non-interest bearing demand deposits	$411,374	$437,880	$476,697	(6.1)%	(13.7)%
Interest-bearing demand deposits	607,971	675,819	691,945	(10.0)%	(12.1)%
Savings deposits	52,061	57,408	95,241	(9.3)%	(45.3)%
Time deposits	835,194	810,516	803,857	3.0%	3.9%
Total deposits	1,906,600	1,981,623	2,067,740	(3.8)%	(7.8)%
Federal funds purchased	10,000	- -	25,500	N/M %	(60.8)%
Federal Reserve Bank borrowings	54,000	54,000	- -	--%	N/M
Subordinated debt, net	24,708	24,687	24,624	0.1%	0.3%
Accrued interest payable	4,559	2,610	1,035	74.7%	340.5%
Lease liabilities	4,446	4,415	4,858	0.7%	(8.5)%
Other liabilities	8,322	10,300	11,678	(19.2)%	(28.7)%
Total liabilities	2,012,635	2,077,635	2,135,435	(3.1)%	(5.8)%

Shareholders' Equity
Preferred stock, par value $0.01 per share; authorized 1,000,000 shares; none issued	- -	- -	- -	N/M	N/M
Common stock, nonvoting, par value $0.01 per share; authorized 1,000,000 shares; none issued	- -	- -	- -	N/M	N/M
Common stock, voting, par value $0.01 per share; authorized 30,000,000 shares; issued and outstanding, 14,148,533 at 12/31/2023 including 47,318 unvested shares, issued and outstanding, 14,126,084 at 9/30/2023 including 45,871 unvested shares, and 14,098,986 at 12/31/2022 including 55,185 unvested shares	141	141	141	- -%	- -%
Additional paid-in capital	95,636	95,510	94,726	0.1%	1.0%
Retained earnings	146,388	141,886	146,630	3.2%	(0.2)%
Accumulated other comprehensive loss	(12,251)	(16,970)	(28,697)	(27.8)%	(57.3)%
Total shareholders' equity	229,914	220,567	212,800	4.2%	8.0%
Total liabilities and shareholders' equity	$2,242,549	$2,298,202	$2,348,235	(2.4)%	(4.5)%

* Derived from audited consolidated financial statements.

John Marshall Bancorp, Inc.

Consolidated Statements of Income
(Dollar amounts in thousands, except per share data)

	Three Months Ended			Twelve Months Ended
	December 31			December 31
	2023	2022	% Change	2023	2022	% Change
	(Unaudited)	(Unaudited)		(Unaudited)	(Unaudited)
Interest and Dividend Income
Interest and fees on loans	$23,080	$20,541	12.4%	$86,435	$74,281	16.4%
Interest on investment securities, taxable	1,310	2,337	(43.9)%	7,206	7,934	(9.2)%
Interest on investment securities, tax-exempt	9	30	(70.0)%	53	120	(55.8)%
Dividends	78	64	21.9%	300	249	20.5%
Interest on deposits in other banks	2,121	585	N/M	6,776	1,482	N/M
Total interest and dividend income	26,598	23,557	12.9%	100,770	84,066	19.9%

Interest Expense
Deposits	13,577	5,688	N/M	47,168	11,778	N/M
Federal funds purchased	5	15	N/M	15	15	--%
Federal Home Loan Bank advances	- -	- -	N/M	67	42	59.5%
Federal Reserve Bank borrowings	640	- -	N/M	1,640	- -	N/M
Subordinated debt	349	349	--%	1,396	1,810	(22.9)%
Total interest expense	14,571	6,052	140.8%	50,286	13,645	268.5%

Net interest income	12,027	17,505	(31.3)%	50,484	70,421	(28.3)%

Provision for (recovery of) Credit Losses	(781)	175	N/M	(3,252)	175	N/M

Net interest income after provision for (recovery of) credit losses	12,808	17,330	(26.1)%	53,736	70,246	(23.5)%

Non-interest Income
Service charges on deposit accounts	91	84	8.3%	330	324	1.9%
Bank owned life insurance	- -	99	(100.0)%	224	544	(58.8)%
Other service charges and fees	161	187	(13.9)%	838	656	27.7%
Losses on sale of available-for-sale securities	- -	- -	N/M	(17,316)	- -	N/M
Insurance commissions	76	70	8.6%	386	382	1.0%
Gain on sale of government guaranteed loans	81	- -	N/M	131	- -	N/M
Non-qualified deferred compensation plan asset gains (losses), net	205	145	41.4%	317	(354)	N/M
Other income	10	133	(92.5)%	150	139	7.9%
Total non-interest income (loss)	624	718	(13.1)%	(14,940)	1,691	N/M

Non-interest Expenses
Salaries and employee benefits	4,507	4,436	1.6%	19,436	20,190	(3.7)%
Occupancy expense of premises	448	458	(2.2)%	1,811	1,893	(4.3)%
Furniture and equipment expenses	296	336	(11.9)%	1,178	1,325	(11.1)%
Other expenses	2,303	2,219	3.8%	8,390	8,466	(0.9)%
Total non-interest expenses	7,554	7,449	1.4%	30,815	31,874	(3.3)%

Income before income taxes	5,878	10,599	(44.5)%	7,981	40,063	(80.1)%

Income Tax Expense	1,376	2,397	(42.6)%	2,823	8,260	(65.8)%

Net income	$4,502	$8,202	(45.1)%	$5,158	$31,803	(83.8)%

Earnings Per Share
Basic	$0.32	$0.58	(44.8)%	$0.36	$2.27	(84.2)%
Diluted	$0.32	$0.58	(44.8)%	$0.36	$2.25	(84.0)%

John Marshall Bancorp, Inc.

Historical Trends - Quarterly Financial Data (Unaudited)
(Dollar amounts in thousands, except per share data)

	2023							2022
	December 31		September 30		June 30	March 31		December 31		September 30		June 30		March 31
Profitability for the Quarter:
Interest income		$26,598		$26,263	$24,455		$23,453		$23,557		$21,208		$19,555	$19,745
Interest expense		14,571		14,284	12,446		8,984		6,052		3,516		2,247	1,829
Net interest income		12,027		11,979	12,009		14,469		17,505		17,692		17,308	17,916
Provision for (recovery of) credit losses		(781)		(829)	(868)		(774)		175		- -		- -	- -
Non-interest income (loss)		624		(16,815)	685		566		718		450		109	414
Non-interest expenses		7,554		7,660	7,831		7,770		7,449		7,958		7,681	8,786
Income (loss) before income taxes		5,878		(11,667)	5,731		8,039		10,599		10,184		9,736	9,544
Income tax expense (benefit)		1,376		(1,530)	1,241		1,735		2,397		2,139		1,854	1,870
Net income (loss)		$4,502		$(10,137)	$4,490		$6,304		$8,202		$8,045		$7,882	$7,674

Financial Performance:
Return on average assets (annualized)		0.78%		(1.73)%	0.77%		1.10%		1.40%		1.38%		1.41%	1.40%
Return on average equity (annualized)		7.91%		(18.24)%	8.13%		11.83%		15.65%		15.07%		15.28%	14.76%
Net interest margin		2.12%		2.08%	2.10%		2.57%		3.05%		3.10%		3.16%	3.34%
Non-interest income (loss) as a percentage of average assets (annualized)		0.11%		(2.86)%	0.12%		0.10%		0.12%		0.08%		0.02%	0.08%
Non-interest expense to average assets (annualized)		1.31%		1.30%	1.34%		1.35%		1.27%		1.36%		1.38%	1.61%
Efficiency ratio		59.7%		(158.4)%	61.7%		51.7%		40.9%		43.9%		44.1%	47.9%

Per Share Data:
Earnings (loss) per share - basic		$0.32		$(0.72)	$0.32		$0.45		$0.58		$0.57		$0.56	$0.55
Earnings (loss) per share - diluted		$0.32		$(0.72)	$0.32		$0.44		$0.58		$0.57		$0.56	$0.55
Book value per share		$16.25		$15.61	$15.50		$15.63		$15.09		$14.37		$14.80	$14.68
Dividends declared per share	$	- -	$	- -	$0.22	$	- -	$	- -	$	- -	$	- -	$0.20
Weighted average common shares (basic)		14,082,762		14,080,026	14,077,658		14,067,047		14,019,429		13,989,414		13,932,256	13,783,034
Weighted average common shares (diluted)		14,145,607		14,080,026	14,143,253		14,156,724		14,131,352		14,108,286		14,085,160	13,991,692
Common shares outstanding at end of period		14,148,533		14,126,084	14,126,138		14,125,208		14,098,986		14,070,080		14,026,589	13,950,570

Non-interest Income:
Service charges on deposit accounts		$91		$85	$82		$72		$84		$79		$84	$77
Bank owned life insurance		- -		23	101		100		99		255		95	95
Other service charges and fees		161		160	314		203		187		175		157	137
Losses on securities		- -		(17,114)	- -		(202)		- -		- -		- -	- -
Insurance commissions		76		54	50		206		70		47		44	221
Gain on sale of government guaranteed loans		81		27	23		- -		- -		- -		- -	- -
Non-qualified deferred compensation plan asset gains (losses), net		205		(60)	83		89		144		(107)		(274)	(117)
Other income		10		10	32		98		134		1		3	1
Total non-interest income (loss)		$624		$(16,815)	$685		$566		$718		$450		$109	$414

Non-interest Expenses:
Salaries and employee benefits		$4,507		$5,052	$4,965		$4,912		$4,436		$5,072		$4,655	$6,027
Occupancy expense of premises		448		445	448		470		458		461		482	493
Furniture and equipment expenses		296		282	304		296		336		323		341	325
Other expenses		2,303		1,881	2,114		2,092		2,219		2,102		2,203	1,941
Total non-interest expenses		$7,554		$7,660	$7,831		$7,770		$7,449		$7,958		$7,681	$8,786

Balance Sheets at Quarter End:
Total loans, net of unearned income		$1,859,967		$1,820,132	$1,769,801		$1,771,272		$1,789,508		$1,725,114		$1,692,652	$1,631,260
Allowance for loan credit losses		(19,543)		(20,036)	(20,629)		(21,619)		(20,208)		(20,032)		(20,031)	(20,031)
Investment securities		273,302		272,881	429,954		445,785		463,531		473,478		473,914	409,692
Interest-earning assets		2,224,850		2,278,027	2,315,368		2,312,404		2,308,055		2,258,822		2,274,968	2,217,553
Total assets		2,242,549		2,298,202	2,364,250		2,351,307		2,348,235		2,305,540		2,316,374	2,249,609
Total deposits		1,906,600		1,981,623	2,046,309		2,088,642		2,067,740		2,063,341		2,043,741	1,983,099
Total interest-bearing liabilities		1,583,934		1,622,430	1,691,044		1,665,837		1,641,167		1,552,758		1,581,017	1,530,133
Total shareholders' equity		229,914		220,567	218,970		220,823		212,800		202,212		207,530	204,855

Quarterly Average Balance Sheets:
Total loans, net of unearned income		$1,837,855		$1,790,720	$1,767,831		$1,772,922		$1,759,747		$1,684,796		$1,641,914	$1,620,533
Investment securities		273,264		310,407	441,778		463,254		468,956		488,860		447,688	376,608
Interest-earning assets		2,260,356		2,301,642	2,305,050		2,295,677		2,289,061		2,277,325		2,204,709	2,183,897
Total assets		2,280,060		2,331,403	2,344,712		2,334,695		2,330,307		2,314,825		2,240,119	2,216,131
Total deposits		1,956,039		2,012,934	2,051,702		2,066,139		2,079,161		2,057,640		1,980,231	1,946,882
Total interest-bearing liabilities		1,587,179		1,660,980	1,667,597		1,621,131		1,566,902		1,547,766		1,504,574	1,505,854
Total shareholders' equity		225,718		220,473	221,608		220,282		207,906		212,147		206,967	210,900

Financial Measures:
Average equity to average assets		9.9%		9.5%	9.5%		9.4%		8.9%		9.2%		9.2%	9.5%
Investment securities to earning assets		12.3%		12.0%	18.6%		19.3%		20.1%		21.0%		20.8%	18.5%
Loans to earning assets		83.6%		79.9%	76.4%		76.6%		77.5%		76.4%		74.4%	73.6%
Loans to assets		82.9%		79.2%	74.9%		75.3%		76.2%		74.8%		73.1%	72.5%
Loans to deposits		97.6%		91.9%	86.5%		84.8%		86.5%		83.6%		82.8%	82.3%

Capital Ratios (Bank Level):
Equity / assets		11.1%		10.6%	10.2%		10.3%		10.0%		9.7%		9.9%	10.2%
Total risk-based capital ratio		15.7%		15.7%	16.1%		16.1%		15.6%		15.4%		15.1%	15.4%
Tier 1 risk-based capital ratio		14.7%		14.6%	15.0%		14.9%		14.4%		14.3%		14.0%	14.2%
Common equity tier 1 ratio		14.7%		14.6%	15.0%		14.9%		14.4%		14.3%		14.0%	14.2%
Leverage ratio		11.6%		11.3%	11.6%		11.5%		11.3%		11.0%		11.0%	10.8%

John Marshall Bancorp, Inc.

Loan, Deposit and Borrowing Detail (Unaudited)
(Dollar amounts in thousands)

	2023								2022
	December 31		September 30		June 30		March 31		December 31		September 30		June 30			March 31
Loans	$ Amount	% of Total	$ Amount	% of Total	$ Amount	% of Total	$ Amount	% of Total	$ Amount	% of Total	$ Amount	% of Total	$ Amount	% of Total		$ Amount	% of Total
Commercial business loans	$45,073	2.4%	$37,793	2.1%	$40,156	2.3%	$41,204	2.3%	$44,788	2.5%	$44,967	2.6%		$47,654	2.8%		$52,569	3.2%
Commercial PPP loans	131	0.0%	132	0.0%	133	0.0%	135	0.0%	136	0.0%	138	0.0%		224	0.0%		7,781	0.5%
Commercial owner-occupied real estate loans	360,102	19.4%	363,017	20.0%	360,859	20.4%	363,495	20.6%	366,131	20.5%	362,346	21.1%		378,457	22.4%		339,933	20.9%
Total business loans	405,306	21.8%	400,942	22.1%	401,148	22.7%	404,834	22.9%	411,055	23.0%	407,451	23.7%		426,335	25.2%		400,283	24.6%

Investor real estate loans	689,556	37.1%	683,686	37.6%	654,623	37.0%	660,740	37.4%	662,769	37.1%	622,415	36.1%		598,501	35.5%		553,093	34.0%
Construction & development loans	180,922	9.8%	179,570	9.9%	179,656	10.2%	179,606	10.2%	195,027	11.0%	199,324	11.6%		189,644	11.2%		219,160	13.4%
Multi-family loans	96,458	5.2%	86,366	4.8%	86,061	4.9%	88,670	5.0%	89,227	5.0%	106,460	6.2%		106,236	6.3%		99,100	6.1%
Total commercial real estate loans	966,936	52.1%	949,622	52.3%	920,340	52.1%	929,016	52.6%	947,023	53.1%	928,199	53.9%		894,381	53.0%		871,353	53.5%

Residential mortgage loans	482,182	26.1%	464,509	25.7%	443,305	25.2%	433,076	24.5%	426,841	23.9%	385,696	22.4%		368,370	21.8%		356,331	21.9%
Consumer loans	560	0.0%	467	0.0%	646	0.0%	324	0.0%	529	0.0%	585	0.0%		651	0.0%		513	0.0%
Total loans	$1,854,984	100.0%	$1,815,540	100.0%	$1,765,439	100.0%	$1,767,250	100.0%	$1,785,448	100.0%	$1,721,931	100.0%		$1,689,737	100.0%		$1,628,480	100.0%
Less: Allowance for loan credit losses	(19,543)		(20,036)		(20,629)		(21,619)		(20,208)		(20,032)			(20,031)			(20,031)
Net deferred loan costs (fees)	4,983		4,592		4,362		4,022		4,060		3,183			2,915			2,780
Net loans	$1,840,424		$1,800,096		$1,749,172		$1,749,653		$1,769,300		$1,705,082			$1,672,621			$1,611,229

	2023								2022
	December 31		September 30		June 30		March 31		December 31		September 30		June 30			March 31

Deposits	$ Amount	% of Total	$ Amount	% of Total	$ Amount	% of Total	$ Amount	% of Total	$ Amount	% of Total	$ Amount	% of Total	$ Amount	% of Total		$ Amount	% of Total
Non-interest bearing demand deposits	$411,374	21.6%	$437,880	22.1%	$433,931	21.2%	$447,450	21.4%	$476,697	23.1%	$535,186	25.9%		$512,284	25.1%		$495,811	25.0%
Interest-bearing demand deposits:
NOW accounts(1)	297,321	15.6%	345,522	17.4%	311,225	15.2%	284,872	13.7%	253,148	12.3%	293,558	14.2%		338,789	16.6%		345,087	17.4%
Money market accounts(1)	310,650	16.3%	330,297	16.7%	341,413	16.7%	392,962	18.8%	438,797	21.2%	412,035	20.0%		399,877	19.6%		414,987	20.9%
Savings accounts	52,061	2.8%	57,408	3.0%	68,013	3.4%	81,150	3.9%	95,241	4.6%	102,909	5.0%		112,276	5.4%		114,427	5.8%
Certificates of deposit
$250,000 or more	357,768	18.8%	364,805	18.4%	376,899	18.4%	338,824	16.2%	314,738	15.2%	280,027	13.6%		255,411	12.5%		241,230	12.1%
Less than $250,000	101,567	5.3%	103,600	5.2%	105,956	5.2%	94,429	4.5%	89,247	4.3%	88,421	4.3%		87,505	4.3%		91,050	4.6%
QwickRate® certificates of deposit	9,686	0.5%	11,526	0.6%	12,772	0.6%	16,952	0.8%	22,163	1.1%	20,154	1.0%		20,154	1.0%		23,136	1.2%
IntraFi® certificates of deposit	45,748	2.4%	41,659	2.1%	49,729	2.4%	53,178	2.5%	25,757	1.2%	46,305	2.2%		32,686	1.6%		39,628	2.0%
Brokered deposits	320,425	16.8%	288,926	14.6%	346,371	16.9%	378,825	18.2%	351,952	17.0%	284,746	13.8%		284,759	13.9%		217,743	11.0%
Total deposits	$1,906,600	100.0%	$1,981,623	100.0%	$2,046,309	100.0%	$2,088,642	100.0%	$2,067,740	100.0%	$2,063,341	100.0%		$2,043,741	100.0%		$1,983,099	100.0%

Borrowings
Federal funds purchased	$10,000	11.3%	$ - -	0.0%	$ - -	0.0%	$ - -	0.0%	$25,500	50.9%	$ - -	0.0%	$	- -	0.0%	$	- -	0.0%
Federal Home Loan Bank advances	- -	0.0%	- -	0.0%	- -	0.0%	- -	0.0%	- -	0.0%	- -	0.0%		- -	0.0%		18,000	42.0%
Federal Reserve Bank borrowings	54,000	60.9%	54,000	68.6%	54,000	68.6%	- -	0.0	- -	0.0%	- -	0.0%		- -	0.0%		- -	0.0%
Subordinated debt	24,708	27.9%	24,687	31.4%	24,666	31.4%	24,645	100.0%	24,624	49.1%	24,603	100.0%		49,560	100.0%		24,845	58.0%
Total borrowings	$88,708	100.0%	$78,687	100.0%	$78,666	100.0%	$24,645	100.0%	$50,124	100.0%	$24,603	100.0%		$49,560	100.0%		$42,845	100.0%

Total deposits and borrowings	$1,995,308		$2,060,310		$2,124,975		$2,113,287		$2,117,864		$2,087,944			$2,093,301			$2,025,944

Core customer funding sources (2)	$1,576,489	80.0%	$1,681,171	82.6%	$1,687,166	80.3%	$1,692,865	81.1%	$1,693,625	80.9%	$1,758,441	85.2%		$1,738,828	85.1%		$1,742,220	87.1%
Wholesale funding sources (3)	394,111	20.0%	354,452	17.4%	413,143	19.7%	395,777	18.9%	399,615	19.1%	304,900	14.8%		304,913	14.9%		258,879	12.9%
Total funding sources	$1,970,600	100.0%	$2,035,623	100.0%	$2,100,309	100.0%	$2,088,642	100.0%	$2,093,240	100.0%	$2,063,341	100.0%		$2,043,741	100.0%		$2,001,099	100.0%

(1)	Includes IntraFi® accounts.
(2)	Includes reciprocal IntraFi Demand®, IntraFi Money Market® and IntraFi CD® deposits, which are maintained by customers.
(3)	Consists of QwickRate® certificates of deposit, brokered deposits, federal funds purchased, Federal Home Loan Bank advances and Federal Reserve Bank borrowings.

John Marshall Bancorp, Inc.

Average Balance Sheets, Interest and Rates (unaudited)
(Dollar amounts in thousands)

	Twelve Months Ended December 31, 2023			Twelve Months Ended December 31, 2022
		Interest Income /	Average		Interest Income /	Average
	Average Balance	Expense	Rate	Average Balance	Expense	Rate
Assets:
Securities:
Taxable	$368,922	$7,506	2.03%	$440,899	$8,183	1.86%
Tax-exempt(1)	2,351	68	2.89%	5,001	152	3.04%
Total securities	$371,273	$7,574	2.04%	$445,900	$8,335	1.87%
Loans, net of unearned income(2):
Taxable	1,764,315	85,515	4.85%	1,652,940	73,497	4.45%
Tax-exempt(1)	28,190	1,164	4.13%	24,211	993	4.10%
Total loans, net of unearned income	$1,792,505	$86,679	4.84%	$1,677,151	$74,490	4.44%
Interest-bearing deposits in other banks	$126,623	$6,776	5.35%	$116,092	$1,482	1.28%
Total interest-earning assets	$2,290,401	$101,029	4.41%	$2,239,143	$84,307	3.77%
Total non-interest earning assets	32,430			36,624
Total assets	$2,322,831			$2,275,767
Liabilities & Shareholders’ Equity:
Interest-bearing deposits
NOW accounts	$299,468	$6,804	2.27%	$311,950	$1,359	0.44%
Money market accounts	362,243	10,150	2.80%	395,369	3,340	0.84%
Savings accounts	69,742	831	1.19%	108,178	504	0.47%
Time deposits	842,121	29,383	3.49%	682,674	6,575	0.96%
Total interest-bearing deposits	$1,573,574	$47,168	3.00%	$1,498,171	$11,778	0.79%
Federal funds purchased	302	15	4.97%	386	15	3.89%
Subordinated debt	24,664	1,396	5.66%	26,754	1,810	6.77%
Federal Reserve Bank borrowings	35,663	1,707	4.79%	6,175	42	0.68%
Total interest-bearing liabilities	$1,634,203	$50,286	3.08%	$1,531,486	$13,645	0.89%
Demand deposits	447,804			518,284
Other liabilities	18,791			16,518
Total liabilities	$2,100,798			$2,066,288
Shareholders’ equity	$222,033			$209,479
Total liabilities and shareholders’ equity	$2,322,831			$2,275,767

Tax-equivalent net interest income and spread		$50,743	1.33%		$70,662	2.88%
Less: tax-equivalent adjustment		259			241
Net interest income		$50,484			$70,421

Tax-equivalent interest income/earnings assets			4.41%			3.77%
Interest expense/earning assets			2.20%			0.61%
Net interest margin(3)			2.22%			3.16%

(1)	Tax-equivalent income has been adjusted using the federal statutory tax rate of 21%. The annualized taxable-equivalent adjustments utilized in the above table to compute yields aggregated to $259 thousand and $241 thousand for the twelve months ended December 31, 2023 and December 31, 2022, respectively.
(2)	The Company did not have any loans on non-accrual as of December 31, 2023 or December 31, 2022.
(3)	The net interest margin has been calculated on a tax-equivalent basis.

John Marshall Bancorp, Inc.

Average Balance Sheets, Interest and Rates (unaudited)
(Dollar amounts in thousands)

	Three Months Ended December 31, 2023			Three Months Ended December 31, 2022
		Interest Income /	Average		Interest Income /	Average
	Average Balance	Expense	Rate	Average Balance	Expense	Rate
Assets:
Securities:
Taxable	$271,884	$1,388	2.03%	$463,961	$2,401	2.05%
Tax-exempt(1)	1,380	11	3.16%	4,995	38	3.02%
Total securities	$273,264	$1,399	2.03%	$468,956	$2,439	2.06%
Loans, net of unearned income(2):
Taxable	1,810,046	22,852	5.01%	1,730,921	20,305	4.65%
Tax-exempt(1)	27,809	289	4.12%	28,826	299	4.12%
Total loans, net of unearned income	$1,837,855	$23,141	5.00%	$1,759,747	$20,604	4.65%
Interest-bearing deposits in other banks	$149,237	$2,121	5.64%	$60,358	$585	3.85%
Total interest-earning assets	$2,260,356	$26,661	4.68%	$2,289,061	$23,628	4.10%
Total non-interest earning assets	19,704			41,246
Total assets	$2,280,060			$2,330,307
Liabilities & Shareholders’ Equity:
Interest-bearing deposits
NOW accounts	$323,950	$2,320	2.84%	$271,306	$530	0.78%
Money market accounts	327,198	2,590	3.14%	412,682	1,824	1.75%
Savings accounts	53,331	157	1.17%	103,542	220	0.84%
Time deposits	803,679	8,510	4.20%	753,228	3,114	1.64%
Total interest-bearing deposits	$1,508,158	$13,577	3.57%	$1,540,758	$5,688	1.46%
Federal funds purchased	326	5	6.08%	1,533	15	3.88%
Subordinated debt, net	24,695	349	5.61%	24,611	349	5.63%
Federal Reserve Bank borrowings	54,000	640	4.70%	—	—	0.00%
Total interest-bearing liabilities	$1,587,179	$14,571	3.64%	$1,566,902	$6,052	1.53%
Demand deposits	447,881			538,403
Other liabilities	19,282			17,096
Total liabilities	$2,054,342			$2,122,401
Shareholders’ equity	$225,718			$207,906
Total liabilities and shareholders’ equity	$2,280,060			$2,330,307

Tax-equivalent net interest income and spread		$12,090	1.04%		$17,576	2.57%
Less: tax-equivalent adjustment		63			71
Net interest income		$12,027			$17,505

Tax-equivalent interest income/earnings assets			4.68%			4.10%
Interest expense/earning assets			2.56%			1.05%
Net interest margin(3)			2.12%			3.05%

(1)	Tax-equivalent income has been adjusted using the federal statutory tax rate of 21%. The annualized taxable-equivalent adjustments utilized in the above table to compute yields aggregated to $63 thousand and $71 thousand for the three months ended December 31, 2023 and December 31, 2022, respectively.
(2)	The Company did not have any loans on non-accrual as of December 31, 2023 or December 31, 2022.
(3)	The net interest margin has been calculated on a tax-equivalent basis.

John Marshall Bancorp, Inc.

Reconciliation of Certain Non-GAAP Financial Measures (unaudited)
(Dollar amounts in thousands)
	As of
	December 31, 2023	December 31, 2022
Regulatory Ratios (Bank)
Total risk-based capital (GAAP)	$282,082	$283,471
Less: Unrealized losses on available-for-sale securities, net of tax benefit (1)	12,401	28,942
Less: Unrealized losses on held-to-maturity securities, net of tax benefit (1)	12,469	14,421
Adjusted total risk-based capital, excluding unrealized losses on available-for-sale and held-to-maturity securities, net of tax benefit (Non-GAAP)	$257,212	$240,108

Tier 1 capital (GAAP)	$263,637	$262,960
Less: Unrealized losses on available-for-sale securities, net of tax benefit (1)	12,401	28,942
Less: Unrealized losses on held-to-maturity securities, net of tax benefit (1)	12,469	14,421
Adjusted tier 1 capital, excluding unrealized losses on available-for-sale and held-to-maturity securities, net of tax benefit (Non-GAAP)	$238,767	$219,597

Risk weighted assets (GAAP)	$1,794,769	$1,819,305
Less: Risk weighted available-for-sale securities	24,184	60,894
Less: Risk weighted held-to-maturity securities	17,079	17,762
Adjusted risk weighted assets, excluding available-for-sale and held-to-maturity securities (Non-GAAP)	$1,753,506	$1,740,649

Total average assets for leverage ratio (GAAP)	$2,274,911	$2,327,939
Less: Average available-for-sale securities	169,789	362,024
Less: Average held-to-maturity securities	95,994	100,050
Adjusted total average assets for leverage ratio, excluding available-for-sale and held-to-maturity securities (Non-GAAP)	$2,009,128	$1,865,865

Total risk-based capital ratio (2)
Total risk-based capital ratio (GAAP)	15.7%	15.6%
Adjusted total risk-based capital ratio (Non-GAAP) (3)	14.7%	13.8%

Tier 1 capital ratio (4)
Tier 1 risk-based capital ratio (GAAP)	14.7%	14.4%
Adjusted tier 1 risk-based capital ratio (Non-GAAP) (5)	13.5%	12.6%

Common equity tier 1 ratio (6)
Common equity tier 1 ratio (GAAP)	14.7%	14.4%
Adjusted common equity tier 1 ratio (Non-GAAP) (7)	13.5%	12.6%

Leverage ratio (8)
Leverage ratio (GAAP)	11.6%	11.3%
Adjusted leverage ratio (Non-GAAP) (9)	11.9%	11.8%

(1)	Includes tax benefit calculated using the federal statutory tax rate of 21%.
(2)	The total risk-based capital ratio is calculated by dividing total risk-based capital by risk weighted assets.
(3)	The adjusted total risk-based capital ratio is calculated by dividing adjusted total risk-based capital by adjusted risk weighted assets.
(4)	The tier 1 capital ratio is calculated by dividing tier 1 capital by risk weighted assets.
(5)	The adjusted tier 1 capital ratio is calculated by dividing adjusted tier 1 capital by adjusted risk weighted assets.
(6)	The common equity tier 1 ratio is calculated by dividing tier 1 capital by risk weighted assets.
(7)	The adjusted common equity tier 1 ratio is calculated by dividing adjusted tier 1 capital by adjusted risk weighted assets.
(8)	The leverage ratio is calculated by dividing tier 1 capital by total average assets for leverage ratio.
(9)	The adjusted leverage ratio is calculated by dividing adjusted tier 1 capital by adjusted total average assets for leverage ratio.

John Marshall Bancorp, Inc.

Reconciliation of Certain Non-GAAP Financial Measures (unaudited)
(Dollar amounts in thousands, except per share amounts)
For the Twelve Months Ended
December 31, 2023
Non-interest loss (GAAP)	$(14,940)
Adjustment: Pre-tax loss recognized on sale of available-for-sale securities	17,114
Core non-interest income (Non-GAAP)	$2,174

Income before taxes (GAAP)	$7,981
Adjustment: Pre-tax loss recognized on sale of available-for-sale securities	17,114
Core income before taxes (Non-GAAP)	$25,095

Income tax expense (GAAP)	$2,823
Adjustment: Tax and 10% modified endowment contract penalty on early surrender of BOLI policies	(1,101)
Adjustment: Tax benefit of loss recognized on sale of available-for-sale securities	3,594
Core income tax expense (Non-GAAP)(1)	$5,316

Net income (GAAP)	$5,158
Core net income (Non-GAAP)(2)	$19,779

Earnings per share - basic (GAAP)	$0.36
Core earnings per share - basic (Non-GAAP)(3)	$1.40

Earnings per share - diluted (GAAP)	$0.36
Core earnings per share - diluted (Non-GAAP)(3)	$1.39

Return on average assets (GAAP)	0.22%
Core return on average assets (Non-GAAP)(4)	0.85%

Return on average equity (GAAP)	2.32%
Core return on average equity (Non-GAAP)(5)	8.91%

Non-interest loss as a percentage of average assets (GAAP)	(0.64)%
Core non-interest income as a percentage of average assets (Non-GAAP)(6)	0.09%

Efficiency ratio (GAAP)	86.7%
Core efficiency ratio (Non-GAAP)(7)	58.5%

	For the Three Months Ended
	December 31, 2023	September 30, 2023	June 30, 2023
Net income (loss) (GAAP)	$4,502	$(10,137)	$4,490
Adjustment: Loss recognized on sale of available-for-sale securities, net of tax	-	13,520	-
Adjustment: Tax and 10% modified endowment contract penalty on early surrender of BOLI policies	-	1,101	-
Core net income (Non-GAAP)(2)	$4,502	$4,484	$4,490

(1)	Includes tax benefit (expense) calculated using the federal statutory tax rate of 21%.
(2)	Core net income reflects net income adjusted for the non-recurring tax effected loss recognized on the sale of available-for-sale securities in and non-recurring tax expense associated with the surrender of the Company’s BOLI policies in July 2023. It is calculated by subtracting core income tax expense from core income before taxes for the periods presented.
(3)	Core earnings per share – basic and core earnings per share – diluted is calculated by dividing core net income by basic weighted average shares outstanding and diluted weighted average shares outstanding, respectively, for the period presented.
(4)	Core return on average assets is calculated by dividing core net income by average assets for the period presented.
(5)	Core return on average equity is calculated by dividing core net income by average equity for the period presented.
(6)	Core non-interest income as a percentage of average assets is calculated by dividing core non-interest income by average assets for the period presented.
(7)	Core efficiency ratio is calculated by dividing non-interest expense by the sum of core non-interest income and net interest income for the period presented.